Exhibit 10.7

RESTRICTED UNIT AWARD AGREEMENT

This RESTRICTED UNIT AWARD AGREEMENT (this “Agreement”) is made by and among Black Stone Minerals Company, L.P., a Delaware limited partnership (the “Company”), Black Stone Natural Resources, L.L.C., a Delaware limited liability company and the general partner of the Company, and R. Marc Carroll (the “Participant”) effective as of January 1, 2012 (the “Grant Date”).

WHEREAS, the Company desires to grant to the Participant the Black Stone Units specified herein, subject to the terms and conditions of this Agreement; and

WHEREAS, the Participant desires to have the opportunity to hold such Black Stone Units, subject to the terms and conditions of this Agreement;

Now, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Grant of Restricted Black Stone Units. Effective as of the Grant Date, the Company shall cause to be issued in the Participant’s name 488,248 Black Stone Units as Restricted Units. The Company shall cause electronic book entries evidencing the Units and the Shares comprising such Restricted Units, and any additional Units or Shares or rights to acquire Units or Shares distributed by the Company or the General Partner in respect of such Restricted Units during any Restricted Period (the “Retained Distributions”), to be issued in the Participant’s name. During the Restricted Period such electronic book entries shall include a restrictive legend to the effect that ownership of the Units and the Shares comprising such Restricted Units (and any Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in this Agreement. The Participant shall have the right to vote the Restricted Units awarded to the Participant and to receive and retain all regular Distributions (other than Retained Distributions), and to exercise all other rights, powers and privileges of a holder of Black Stone Units, with respect to such Restricted Units, with the exception that (a) the Company shall not remove the restrictive legend included in the electronic book entries evidencing the Units and the Shares comprising such Restricted Units regarding the ownership of such Units and Shares until the Forfeiture Restrictions applicable thereto shall have expired, (b) the Company shall retain custody of all Retained Distributions made or declared with respect to the Restricted Units (and such Retained Distributions shall be subject to the same restrictions, terms and conditions as are applicable to the Restricted Units) until such time, if ever, as the Restricted Units with respect to which such Retained Distributions shall have been made, paid, or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in separate accounts and (c) the Participant may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Units or any Retained Distributions during the Restricted Period. The Participant hereby authorizes the Company to terminate, cancel and revoke any electronic book entry evidencing the Units or the Shares comprising the Restricted Units and any securities constituting Retained

Distributions which are forfeited pursuant to the terms of this Agreement and to transfer to the Company all of such Restricted Units and securities constituting Retained Distributions. If during the Restricted Period the Company or the General Partner is not the surviving entity in any merger, consolidation, share or unit exchange or other reorganization or similar business transaction (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company or the General Partner immediately prior to such merger, consolidation or other reorganization) then any consideration from such merger, consolidation, share or unit exchange, reorganization or other business transaction that is attributable to the Restricted Units may be substituted by the Committee for the Units or the Shares comprising the Restricted Units as determined by the Committee and such consideration shall be subject to the same restrictions, terms and conditions as were applicable to the Units or the Shares comprising the Restricted Units that are exchanged for such consideration until such time, if ever, as the Restricted Units with respect to which such consideration shall have been received would have become vested. The Company may amend this Agreement as reasonably necessary, as determined by the Company, to reflect the substitution of any consideration from a merger, consolidation, reorganization or other transaction for any Units or Shares comprising the Restricted Units. In accepting this Agreement and the award of Restricted Units set forth in this Agreement the Participant accepts and agrees to be bound by all the terms and conditions of this Agreement.

2.	Definitions. The words and phrases defined in this Section 2 shall have the meaning set forth below throughout this Agreement, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning:

(a)	“Affiliate” means any person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, the Company. For purposes of the immediately preceding sentence, the term “control” (and derivations thereof) when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of securities that ordinarily (apart from rights accruing under special circumstances) have the right to vote at elections of managers of a limited liability company or directors of a corporation or persons performing functions similar to members of the board of directors of a corporation, by contract or otherwise.

(b)	“Black Stone Unit” means one Share of the General Partner and 0.99 Unit of the Company.

(c)	“Board” means the Board of Managers of the General Partner.

(d)	“Cause” means:

(i)	The Participant’s failure or refusal to perform or observe any material term or provision of his or her Employment Agreement (including voluntarily terminating his or her employment with the Company) or to materially follow and satisfactorily perform (in the Company’s reasonable discretion) any lawful directions of the Board or an officer of the Company to whom the Participant reports;

(ii)	The Participant’s indictment for or conviction of, or plea of guilty or nolo contendere to a charge that he or she committed, a felony or other crime of moral turpitude;

(iii)	The Participant’s perpetration of an act of fraud or dishonesty against or involving, or theft of property of, the Company or any Affiliate;

(iv)	The Participant’s violation of any applicable federal, state or local law or regulation relating to the business of the Company and/or its Affiliates which results in the Participant, the Company or any Affiliate becoming the subject of any legal action or administrative proceeding or a suspension of any right or privilege;

(v)	The Participant’s commission of any act that causes, or the Participant’s knowing or reckless failure to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any Affiliate; or

(vi)	The Participant’s chronic alcoholism, drug addiction or any other form of addiction that materially impairs the Participant’s ability to perform his or her duties as an employee, including, but not limited to, the terms and provisions of his or her Employment Agreement, if any, as determined by a physician retained by the Company (and the conclusion of such physician shall be determinative).

(e)	“Committee” means the Compensation Committee of the Board, or in the event there is no Compensation Committee, the entire Board.

(f)	“Company” means Black Stone Minerals Company, L.P., a Delaware limited partnership and any successor thereto.

(g)	“Disability” means a mental or physical condition resulting from an injury or illness that renders the Participant incapable of performing the essential functions of his or her position with reasonable accommodations from the Company for 90 days out of any 120 day period.

(h)	“Distribution” means a cash or property distribution by the Company to its limited partners with respect to the Units (other than Units or rights to acquire Units or payments to purchase Units from the limited partners of the Company) or by the General Partner to its members with respect to the Shares (other than Shares or rights to acquire Shares or payments to purchase Shares from the members of the General Partner).

(i)	“Employment” or “employed,” when used with respect to the Participant, refers to the Participant’s employment by the Company or any of its Affiliates.

(j)	“Employment Agreement” means a written employment agreement in effect between the Participant and the Company or an Affiliate.

(k)	“Forfeiture Restrictions” means any prohibitions and restrictions set forth herein with respect to the sale or other disposition of the Black Stone Units issued to the Participant hereunder and the obligation to forfeit and surrender such Black Stone Units to the Company.

(l)	“General Partner” means Black Stone Natural Resources, L.L.C., a Delaware limited liability company and the general partner of the Company.

(m)	“Restricted Period” means the period beginning on the Grant Date and ending on the day immediately preceding the third anniversary of the Grant Date.

(n)	“Restricted Units” means the Black Stone Units that are subject to the Forfeiture Restrictions under this Agreement.

(o)	“Share” means a Class A Common Share of the General Partner.

(p)	“Unit” means a Class A Common Unit of the Company.

3.	Transfer Restrictions. Neither the Black Stone Units, nor the Units or the Shares comprising the Black Stone Units, granted hereby may be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution) to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and neither the Company nor the General Partner shall be bound thereby. Further, the Black Stone Units granted hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner that would constitute a violation of the Limited Partnership Agreement of the Company, the Limited Liability Company Agreement of the General Partner, any other agreement regulating the transfer of Units or Shares, or any applicable securities laws. The Participant also agrees that the Company and the General Partner may (a) refuse to cause the transfer of the Units and the Shares comprising the Black Stone Units by the Participant to another person to be registered on the applicable transfer records of the Company or the General Partner if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of the Limited Partnership Agreement of the Company, the Limited Liability Company Agreement of the General Partner, any other agreement regulating the transfer of Units or Shares, or any applicable securities law and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of the Units and the Shares comprising the Black Stone Units.

4.	Vesting. The Restricted Units that are granted hereby shall be subject to the Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Units that are granted hereby in accordance with the provisions of subsections (a) and (b) of this Section 4. The Participant shall have no vested interest in the Restricted Units except as set forth in this Section 4.

(a)	General Vesting Rules. The Forfeiture Restrictions shall lapse as to the Restricted Units that are granted hereby in accordance with the following schedule provided that the Participant employment with the Company and all of its Affiliates has not terminated prior to the applicable lapse date:

(i)	the Forfeiture Restrictions shall lapse as to one-third of the Restricted Units subject to this Agreement on the first anniversary of the Grant Date;

(ii)	the Forfeiture Restrictions shall lapse as to an additional one-third of the Restricted Units subject to this Agreement on the second anniversary of the Grant Date; and

(iii)	the Forfeiture Restrictions shall lapse as to the remaining one-third of the Restricted Units subject to this Agreement on the third anniversary of the Grant Date.

If the Participant’s employment relationship with the Company and all of its Affiliates terminates before the applicable lapse date set forth in this subsection (a), except as otherwise specified in subsection (b) below, the Forfeiture Restrictions then applicable to the Restricted Units shall not lapse and all the Restricted Units then subject to the Forfeiture Restrictions shall be forfeited to the Company upon such termination of the Participant’s employment.

Upon the lapse of the Forfeiture Restrictions with respect to a Black Stone Unit granted hereby the Company shall remove the restrictive legend included in the electronic book entry evidencing the Unit and the Share comprising such Black Stone Unit regarding the ownership of the Unit and the Share and such Black Stone Unit shall be transferable by the Participant (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of the Limited Partnership Agreement of the Company, the Limited Liability Company Agreement of the General Partner, any other agreement regulating the transfer of Units or Shares, or any applicable securities law).

Under procedures established by the Company from time to time, not later than 30 days prior to the applicable lapse date set forth above in this subsection (a), the Participant may request that the Company purchase from the Participant on such lapse date up to 50 percent (50%) of the Restricted Units that vest on such lapse date, provided, however, that the Company has no obligation to purchase any or all of such Restricted Units and the Company may deny the Participant’s request, in whole or in part, as determined in the sole discretion of the Company.

(b)

Death, Disability or Termination Without Cause. Notwithstanding any provisions of Section 4(a) to the contrary, if the Participant’s employment terminates due to the Participant’s death or Disability or if the Company terminates the Participant’s employment without Cause then on the date the Participant’s employment terminates due to his or her death or Disability or the date the Company terminates the Participant’s employment without Cause the Forfeiture Restrictions shall lapse as to that number of the Restricted Units described in each of Section 4(a)(i), (ii) and (iii) on the date the Participant’s employment terminates that have not previously vested pursuant to such provision equal to the product of (i) the quotient of (A) the number of days the Participant was employed during the portion of the Restricted Period described in such provision divided by (B) the number of days in the portion of the Restricted Period described in such provision times (ii) the number of Restricted Units described in that provision on the date the Participant’s employment terminates that have not previously vested pursuant to such provision, and the Participant shall forfeit to the Company all rights to all of the remaining Restricted Units awarded under this Agreement. No determination made by the Committee under this Section 4 will have any effect on the finality of the termination of the Participant’s employment by the Company. The Committee, in the Committee’s sole and absolute discretion, shall make all determinations required or necessary under this Section 4. In the event of conduct by the Participant which violates, or which the Committee believes may violate, the provisions of Section 4, the Company may withhold any payments due the Participant pending a determination of the potential breach and forfeiture. The determination of whether the Participant’s conduct violates the provisions of Section 4 shall be made by the Committee after full consideration of the facts presented both on behalf of the Company, any Affiliate and the Participant. Based on the Board’s knowledge of the manner in which the Participant now fulfills his or her responsibilities to the Company and performs his or her duties, the Committee agrees that it is not now aware of any circumstance that would constitute Cause under this Agreement with respect to the Participant. The decision of the Committee, in the Committee’s discretion, as to all such matters including the commission of the act and the damage done to the Company or an Affiliate shall be final and binding upon all interested parties. No decision of the Committee shall affect the finality of the discharge, if any, of the Participant by the Company or an Affiliate in any manner.

5.	Tax Withholding. To the extent that the receipt of the Restricted Units or the lapse of any Forfeiture Restrictions results in income to the Participant for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company, the General Partner or any Affiliate has a withholding obligation, the Participant shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company, the General Partner or any Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if the Participant fails to do so, the Company, the General Partner or any Affiliate is authorized to withhold from the Black Stone Units granted hereby or from any cash or other remuneration then or thereafter payable to the Participant in any capacity any tax required to be withheld by reason of such resulting income, sufficient to satisfy the withholding obligation.

6.	No Fractional Units or Shares. All provisions of this Agreement concern whole Units and Shares. If the application of any provision hereunder would yield a fractional Unit or Share, such fractional Unit or Share shall be rounded down to the next whole Unit or Share if it is less than 0.5 and rounded up to the next whole Unit or Share if it is 0.5 or more.

7.	Capital Adjustments and Reorganizations.

(a)	The existence of the Restricted Units shall not affect in any way the right or power of the Company or the General Partner to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other act or proceeding.

(b)	If the Company shall effect a subdivision or consolidation of the Units or other capital readjustment, the payment of a distribution in Units with respect to the Units, or other increase or reduction of the number of Units outstanding, without receiving compensation therefore in money, services or property, then the number of Restricted Units awarded under this Agreement shall be appropriately adjusted by the Committee.

(c)	If the General Partner shall effect a subdivision or consolidation of the Shares or other capital readjustment, the payment of a distribution in Shares with respect to the Shares, or other increase or reduction of the number of Shares outstanding, without receiving compensation therefore in money, services or property, then the number of Restricted Units awarded under this Agreement shall be appropriately adjusted by the Committee.

8.	Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be in the employment of the Company or an Affiliate as long as the Participant has an employment relationship with the Company or an Affiliate. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under this Agreement and the Committee’s determination shall be final and binding on all persons for purposes of this Agreement.

9.	Agreement Not an Employment Agreement. This Agreement is not an employment agreement or contract between the Company and the Participant that gives the Participant the right to be retained in the employment of the Company, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Participant and the Company or any of its Affiliates, to guarantee the right to remain employed by the Company or any of its Affiliates for any specified term, to interfere with the rights of the Company to discharge the Participant at any time, or to interfere with the Participant’s right to terminate his or her employment at any time.

10.	Legend. The Participant consents to the placing on the electronic book entry for the Black Stone Units an appropriate legend restricting resale or other transfer of the Black Stone Units except in accordance with the Limited Partnership Agreement of the Company, the Limited Liability Company Agreement of the General Partner, any other agreement regulating the transfer of Units or Shares, and all applicable securities laws and rules thereunder.

11.	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address and to the Participant at the Participant’s residential address indicated beneath the Participant’s signature on the execution page of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

12.	Amendment and Waiver. Except as otherwise provided herein, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Participant. Only a written instrument executed and delivered by the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Participant. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition. If the Company changes its transfer procedures regarding Units or Shares the Participant agrees that the Company may amend this Agreement as reasonably necessary, as determined by the Company, to reflect such changes.

13.	Governing Law. This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions.

14.	Nonalienation of Benefits. No right or benefit provided under this Agreement will be transferable by the Participant. No such right or benefit will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No such right or benefit will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

16.	Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable, the rest of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

17.	Number; Section References. If the context requires it, words of one gender when used in this Agreement will include the other gender, and words used in the singular or plural will include the other. References in this Agreement to one or more Sections mean the applicable section or sections of this Agreement.

18.	Tax Consequences. None of the Company, the General Partner or the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to the Participant

(Signature Page Follows)

IN WITNESS WHEREOF, the Company and the General Partner have executed this Agreement this 29th day of August, 2013, to be effective as of the Grant Date.

BLACK STONE MINERALS COMPANY, L.P.

By:	Black Stone Natural Resources, L.L.C., General Partner

	By:	/s/ Allan Skov
Allan Skov,
Senior Vice President, Corporate Services and Chief Information Officer

BLACK STONE NATURAL RESOURCES, L.L.C.

By:	/s/ Allan Skov
Allan Skov,
Senior Vice President, Corporate Services and Chief Information Officer

Accepted:

PARTICIPANT

By:	/s/ Marc Carroll
Name:	Marc Carroll

Address:	2425 Del Monte Drive Houston, TX 77019